Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of:

GWG Holdings, Inc. and Subsidiaries

We consent to the use in this Registration Statement on Amendment No. 3 to Form S-1 of our report dated March 15, 2017, relating to the consolidated financial statements of GWG Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2016 and 2015, and the effectiveness of internal control over financial reporting as of December 31, 2016, which appear in such Registration Statement, and the reference to our firm under the heading “Experts” in the prospectus.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin

November 28, 2017